EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan and the Kintera, Inc. Amended and Restated 2004 Equity Incentive Plan (Fundware) of our reports dated March 10, 2005 with respect to the consolidated financial statements of Kintera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Kintera, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kintera, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

October 11, 2005